Exhibit 21.1

Subsidiaries of the Registrant

Name	Jurisdiction of Organization

Progressive Water Treatment, Inc.	Texas

Water On Demand, Inc.	Nevada

Water On Demand #1, Inc.	Nevada

Water On Demand #2, Inc.	Nevada

Water On Demand #3, Inc.	Nevada

Water On Demand #4, Inc.	Nevada